Exhibit 99.1
Investors:    David Gennarelli, david.gennarelli@autodesk.com, 415-507-6033
Press:         Noah Cole, noah.cole@autodesk.com, 415-580-3535

Autodesk Announces Appointment of Tom Georgens to Board of Directors

San Rafael, Calif., Mar. 25, 2013 — Autodesk Inc., (NASDAQ: ADSK) today announced the appointment of Tom Georgens, chief executive officer, president and director of NetApp, Inc., to its Board of Directors, effective March 21, 2013.

“We are pleased to welcome Tom Georgens to the Autodesk Board,” said Carl Bass, Autodesk president and chief executive officer. “Tom brings a wealth of experience and perspective in working with established technology companies that will serve the best interests of the company and our shareholders.”

Georgens has served as chief executive officer and president of NetApp since August 2009, and has been a member of its board of directors since March 2008. In other roles at NetApp, he served as executive vice president and general manager of enterprise storage systems, executive vice president of product operations and chief operating officer. Before joining NetApp, Mr. Georgens served LSI Corporation and its subsidiaries, in various capacities, including as chief executive officer of Engenio and executive vice president of LSI Logic. Prior to this, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing roles. Mr. Georgens received B.S. and M.Eng. degrees in computer and systems engineering from Rensselaer Polytechnic Institute and an MBA from Babson College.

About Autodesk
Autodesk, Inc. is a leader in 3D design, engineering and entertainment software. Customers across the manufacturing, architecture, building, construction, and media and entertainment industries ― including the last 18 Academy Award winners for Best Visual Effects — use Autodesk software to design, visualize and simulate their ideas. Since its introduction of AutoCAD software in 1982, Autodesk continues to develop the broadest portfolio of state-of-the-art software for global markets. For additional information about Autodesk, visit www.autodesk.com.
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